                                                                   EXHIBIT 10.10

                                                CONFIDENTIAL TREATMENT REQUESTED

----------------------------------------
*  Portions denoted with an asterisk
   have been omitted and filed
   separately with the Securities and
   Exchange Commission pursuant to a
   request for confidential treatment.
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                                 XICOR - YAMAHA
                  SEMICONDUCTOR MANUFACTURING FOUNDRY AGREEMENT

This Agreement is made and entered into this 6th day of February 1997 by and between Xicor, Inc., a corporation established and existing under the laws of California, USA and having its principal office at 1511 Buckeye Drive, Milpitas, CA 95035 USA (hereinafter called "Xicor"); and Yamaha Corporation, a corporation established and existing under the laws of Japan and having its principal office at 203 Matsunokijima, Toyooka-mura Iwata-gun, Shizuoka-ken, Japan Japan (hereinafter called "Yamaha").

WHEREAS XICOR, designs and markets integrated circuit products, and desires to obtain an additional manufacturing source for certain of its products, and

WHEREAS YAMAHA, manufactures integrated circuits designed and marketed by other parties and possesses wafer fabrication facilities suitable for manufacturing the Xicor products, and

WHEREAS XICOR, desires to entrust Yamaha with the manufacture of certain integrated circuit products; and

WHEREAS YAMAHA, desires to manufacture and supply these products to Xicor and is willing to undertake to manufacture such products with technical assistance and cooperation from Xicor, and to deliver such Product to Xicor.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants herein contained, the parties hereto agree as follows:


1.0     DEFINITIONS:

        1.1 "Wafer[s]" shall mean 150 mm epitaxial silicon wafers carrying dice designed by Xicor and built by Yamaha according to Xicor's C5 process flow, or a generally similar process flow, through pad mask and parametric test that meet the Specifications as per Appendix C.

        1.2 "Device[s]" shall mean individual die of Xicor designed integrated circuits in Wafer form.

        1.3 "Specifications" shall mean the parametric, electrical, reliability, quality, yield and endurance specifications for each Wafer and Device type as set forth in Appendix C.

        1.4 "Good Device[s]" shall mean individual Devices that meet the Specifications.


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                                                CONFIDENTIAL TREATMENT REQUESTED

        1.5 "Yamaha Process" shall mean the Yamaha's process, and/or such other processes or successor processes, qualified by Xicor in accordance with Appendix D, or as modified and approved thereafter in accordance with Paragraph 3.9 of this Agreement, that produce Wafers and Devices that meet the Specifications.

        1.6 "Design[s]" shall mean all Xicor integrated circuit designs for systems, circuits and pattern layouts concerning the Wafers and Devices contained thereon.

        1.7 "Proprietary Information" shall mean (i) this Agreement, including all appendixes, exhibits, attachments and any technical specifications, prices, schedules, specifications and the like negotiated in implementation of this Agreement, and (ii) any information including, but not limited to, technical information, database tapes, specifications, test tapes, masks and supporting documentation provided either orally, in writing or in machine readable format and masks or reticles generated by or for Yamaha using Xicor's database tapes, provided that all such information is marked "Confidential" or similarly, or, if oral, identified as proprietary within 30 days following the time of disclosure. Notwithstanding the foregoing, Proprietary Information does not include information generally available to the public, information independently developed or known by the receiving Party without reference to information disclosed hereunder, provided that the receiving Party can demonstrate such independent development or knowledge by substantial documentation, information rightfully received from a third party without confidentiality obligations, information authorized in writing for release by the disclosing Party hereunder, or information required to be disclosed pursuant to law or governmental regulation provided that the disclosing Party gives reasonable notice to the other party prior to any such disclosure.

        1.8 "Yield" shall mean the number of good Devices to the total Devices on a particular Wafer.

        1.9 "Substrates" shall mean 150 mm silicon epitaxial substrates as per the specification in Appendix C.

        1.10 "Effective Date" shall mean the date of Japanese governmental approval of this Agreement pursuant to Japanese laws and regulation in effect on the date this Agreement is executed. If such approval is not obtained within 30 days following execution, Xicor shall have the right to terminate this Agreement by notice to Yamaha. Yamaha will make all filings necessary for such approval within ten (10) business days following execution of this Agreement.

        1.11 "Forecast" shall mean a six (6) month rolling forecast of Xicor's delivery requirements for Wafers and/or Devices by Device type.

        1.12 "Order[s]" shall mean Xicor purchase orders or purchase order releases for specific Wafer and/or Device types, quantities and delivery dates.


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                                                CONFIDENTIAL TREATMENT REQUESTED

        1.13 "Risk Starts" shall mean any Wafers and/or Devices ordered by Xicor prior to full and complete qualification of Yamaha's process per Appendix D.

        1.14 "Process Change" shall mean any change in process chemicals, gases, chemical or physical structures or impurities embedded in the silicon or in layers above silicon, cross-sections, surface properties, physical or chemical environment which the wafer encounter during processing or storage, photolithographic and electrically charged processes and any other change which could impact the yield, quality, reliability, performance, physical structure and /or appearance of Wafers and/or Devices.

2.0     PRODUCTION:

        2.1 Yamaha agrees to manufacture and supply to Xicor Wafers and/or Devices as described in this Agreement and Xicor agrees to purchase from Yamaha, the Wafers and/or Devices under the terms and conditions set forth herein.

        2.2 Yamaha hereby assumes responsibility for the manufacture of Wafers and/or Devices based on the Designs, and manufactured to the Specifications, utilizing the Yamaha Process. Yamaha will produce Wafers and/or Devices to fill Xicor's orders, as further outlined below.

        2.3 Orders shall be provided by Xicor to Yamaha as follows:

               2.3.1 Within thirty (30) days of successful qualification of the Yamaha Process, Wafers and Devices produced therein, and specifically conditioned upon successful agreement by the parties to Lead-Times, Pricing, Specifications, and Monitoring Criteria contained in Appendixes A, B, C and D respectively, Xicor shall provide Orders to Yamaha for Wafers and/or Devices. Orders placed by Xicor will be open purchase orders or releases for fixed quantities of Wafers and/or Devices based upon the Xicor forecast. Yamaha shall use its best efforts to fulfill said Orders within the lead times outlined in Appendix A.

               2.3.2 On the twentieth (20th) day of each month Xicor will provide Yamaha a Forecast. The first two months of the Forecast shall be firm and supported by released Orders. All subsequent months shall be for planning purposes only and in no way represent a firm commitment to purchase Wafers and/or Devices by Xicor.

        2.4 Defective Wafers and Devices: When a Wafer manufactured by Yamaha fails to meet the Yield Specifications, or a Device manufactured by Yamaha fails meet the Device Specifications, Xicor and Yamaha will work together to investigate and determine the root cause of the defect. The party which is found to be responsible for causing such failures will, at its own cost and responsibility, remove such cause or causes with


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                                                CONFIDENTIAL TREATMENT REQUESTED

        minimum delay. If the root cause of the defect can not be determined the parties agree to act in good faith to reach an equitable resolution acceptable to both parties.

        2.5 Partial Shipments. Xicor will accept deliveries of Wafers or Devices made in timely installments from Yamaha. Any partial shipments will be invoiced as made, and payments therefor are subject to the terms of payment noted below.

        2.6 Quantity Variance. If the monthly quantity shipped by Yamaha of each Wafer and/or Device ordered by Xicor is within +/- 5 percent of the quantity ordered, such quantity shall constitute compliance with Xicor's order. Over shipments may be accepted at Xicor's discretion, in which case the respective quantity of such over shipment may be subtracted from the following months' quantity. Any under shipment may, at Xicor's discretion, be added to the following months Order.

        2.7 Modifications. If Xicor determines that modifications to the Specifications are required, including modifications to mask tooling, process or testing, Yamaha agrees to make such modifications within a reasonable period of time after notification in writing by Xicor. The parties will negotiate adjustment to price and delivery schedule as well as charges for retooling costs if warranted by such modifications.

        2.8 Substitutions. Xicor may, at Xicor's sole discretion, add or substitute Wafer and/or Device types as long as the Wafer and/or Device type utilizes the same or similar Yamaha Process approved by Xicor and Yamaha for existing production, provided that the agreed upon quantities of Wafers and/or Devices required by Xicor do not exceed those determined pursuant to Paragraph 2.3 and 2.6 except with the consent of Yamaha. Such Wafer and/or Device types are those which can be manufactured using the same process and in accordance with the same qualification plan as Wafers and/or Devices currently manufactured by Yamaha under this Agreement.

        2.9 Parametric Failure. If a Devices fails to meet the agreed upon Parametric Specifications, and in Xicor's reasonable opinion such failure appears material, Xicor may request Yamaha to stop production. If Yamaha is unable to correct such failures within a reasonable time, Xicor may cancel such particular Orders at no charge to Xicor. Xicor will notify Yamaha in writing of its intention to suspend or cancel such Orders and will include any substantiating data.

        2.10 Reports and Reviews: Yamaha shall provide Xicor with a weekly delivery report. Yamaha will strive to develop a system in 1997 that will be capable of weekly updating of wafer fabrication work in process for each Wafer and/or Device type. The details and format of such Reports shall be as agreed upon by the parties. To enable Xicor to track process control, Yamaha shall also strive to provide daily status and weekly data summarizing the DC parametric measurements for Yamaha Process. Yamaha shall strive to provide continuous modem access to the computer database maintained by Yamaha for purposes of these Reports. In addition, the parties agree to meet quarterly or as frequently as necessary to discuss and resolve issues that may, from time to time, arise


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                                                CONFIDENTIAL TREATMENT REQUESTED

        and to review Yamaha performance. Yamaha also agrees to provide Xicor with such data and/or reports required by Xicor to enable Xicor to maintain their qualification to ISO9001 and QS 9000 quality standards.

        2.11   Order Cancellation.

               2.11.1 If Xicor fails to make any payment hereunder when due or fails to accept any material quantity of Wafers and/or Devices properly furnished hereunder, and such default is not cured within thirty (30) days after Yamaha gives Xicor written notice thereof, Yamaha may decline to make further shipments and/or may terminate Xicor's Orders without affecting any other rights or remedies available to Yamaha. If Yamaha continues to make shipments after such default, Yamaha's actions shall not constitute a waiver nor affect Yamaha's remedies for such default.

               2.11.2 If Xicor cancels an Order that is firm pursuant to Section 2.3.2, Xicor shall pay in full and complete satisfaction of any claim arising therefrom, a cancellation charge per Wafer equal to:

                      (number of mask steps completed)
                      ------------------------------------  x  (Wafer price)
                      (total number of mask steps)

               Notwithstanding the above, if the parties mutually agree to reschedule the Order, no claim shall arise unless the Order as rescheduled is canceled. Claims for the canceling of rescheduled Orders shall also be governed as set forth above on the date of cancellation.

               2.11.3 Xicor may cancel any Order in whole or in part if Yamaha fails to deliver Wafers and/or Devices as covered by such Order placed hereunder by Xicor, which failure is not corrected within sixty (60) days after written notice thereof. If such failure is not corrected within the above sixty-day period and is not excused pursuant to Paragraph 19.0, Xicor shall have the right to procure substitute goods ("cover") as provided by the California Uniform Commercial Code, Section 2712. The foregoing shall not affect any other right or remedy available to Xicor. If Xicor continues to maintain or place Orders after such default, Xicor's actions shall not constitute a waiver nor affect Xicor's remedies for such default.

3.0     PROCESS TECHNOLOGY:

        3.1 Xicor will provide to Yamaha the Xicor C5 process flow, process parameters, design rules and other relevant information to enable Wafers and Devices to be manufactured by Yamaha. It is understood that the information listed above is the


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                                                CONFIDENTIAL TREATMENT REQUESTED

        Proprietary Information of Xicor and will remain the sole property of Xicor. Nothing in this Agreement grants or authorizes Yamaha to use this Proprietary Information for any other purpose other than those specifically authorized by this Agreement.

        3.2 Yamaha will run the Yamaha Process pursuant to this Agreement, or any process which is based on the Yamaha Process, for the purpose of manufacturing Wafers and/or Devices exclusively for Xicor. All Wafers and Devices produced by Yamaha shall meet the Specifications as per Appendix C.

        3.3 Yamaha will either (i) provide Xicor with a list of Yamaha's acceptable mask vendors, to which, Xicor will select and provide one mask vendors, as mutually agreed, with Device database tapes in GDS II format, or (ii) Xicor will provide Yamaha with Device database tapes in GDS II format and Yamaha may procure masks locally All such database tapes, whether or not marked as confidential as per paragraph 1.7, constitute confidential Proprietary Information of the highest level. No such database tapes will be provided to any third party mask vendor or to Yamaha unless and until a written agreement by the mask vendor is executed protecting Xicor Proprietary Information from unauthorized disclosure. Yamaha will provide the mask vendor with mask alignment and test structure database, and oversee merging of device and mask alignment databases by the mask vendor. Xicor will bear the cost of original mask sets, subject to its advance approval of the cost. The cost of subsequent mask layers or sets that are required due to use, abuse or other damage by Yamaha will be the responsibility of Yamaha. The cost of reticle changes required due to process or design changes requested by Xicor will be the responsibility of Xicor. The cost for reticle changes requested by Yamaha for process improvement or yield enhancements shall be the responsibility of Yamaha. Upon termination of this Agreement all mask sets shall be destroyed.

        3.4 After Yamaha has provided Xicor with sufficient Wafers and Devices for qualification, but prior to completion of full qualification, Xicor may request that Yamaha provide a mutually agreed quantity of Risk Starts. Yamaha will provide these Risk Starts to Xicor at the prices determined pursuant to Appendix B.

        3.5 During the production of Risk Starts per Paragraph 3.4, Xicor may stop production of Wafers and/or Devices by giving notice to Yamaha. Upon receipt of such notice, Yamaha will stop production following completion of the process steps at which Wafers and/or Devices reside at the time of notification. Xicor agrees to pay Yamaha for all Wafers and/or Devices started prior to Yamaha receiving such notice. Prices for such Wafers or Devices will be equitably prorated based on the last stage of production completed as per Paragraph 2.11.2.

        3.6 For Yamaha to become qualified, Wafers and/or Devices delivered for qualification must meet all agreed Specifications per Appendix C. When Wafers and/or Devices made by Yamaha successfully complete qualification, then upon written notice from Xicor of successful completion, Yamaha will proceed, as soon as possible after


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                                                CONFIDENTIAL TREATMENT REQUESTED

        receipt of such notice, to manufacture and deliver Wafers and/or Devices ordered by Xicor in accordance with Paragraph 2.3.

        3.7 Prior to qualification, Yamaha and Xicor must agree upon Specifications to be contained in Appendix C. If, in the reasonable opinion of Xicor, such agreement on Specifications can not be reached, Xicor may cancel or terminated this Agreement without any further obligation to Yamaha whatsoever. Yamaha specifically agrees that it will not modify Specifications in any way without the prior written consent of Xicor.

        3.8 Xicor shall conduct the qualification as per Appendix D and report the result of such testing to Yamaha.

        3.9 Process Change shall be handled in the following manner:

               3.9.1 Prior to any Process Change which Yamaha desires to make in the manufacturing process, Yamaha agrees to notify Xicor in writing of each such proposed Process Change at least ninety (90) days in advance of the desired implementation of such Process Change. Such notice shall contain the following:

                      3.9.1.1 intent of the proposed Process Change.

                      3.9.1.2 detailed description of the proposed Process
                      Change.

                      3.9.1.3 the reason for the proposed Process Change.

                      3.9.1.4 the results of controlled experiments done to support the proposed Process Change.

                      3.9.1.5 detailed and comprehensive analysis of potential failure modes and their effects.

                      3.9.1.6 monitoring in place to verify the intended improvements and to identify, as early as possible, any unintended consequences of the proposed Process Change.

                      3.9.1.7 containment plan in case the proposed Process Change produces undesired effects.

                      3.9.1.8 detailed plan for the implementation of the proposed Process Change and labeling of affected Wafers and/or Devices.

               3.9.2 Xicor reserves the right to approve or reject any proposed Process Change that, in Xicor's sole opinion, will materially affect the form, fit, or function of the Device or Wafer or reduce the yield, reliability, or quality thereof. Xicor agrees to provide written notification of approval or disapproval of any proposed Process


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                                                CONFIDENTIAL TREATMENT REQUESTED

               Change within sixty (60) days of receipt of such proposed Process Change request from Yamaha. In no case will Yamaha implement a Process Change without Xicor's prior written approval.

               3.9.3 Notwithstanding the provisions of Paragraph 3.9.2 above, if an emergency situation warrants a temporary Process Change, Yamaha hereby agrees to notify Xicor within twenty-four (24) hours of identification of the emergency situation. Yamaha shall provide to Xicor, via fax, details relating to the emergency situation including problem identification, proposed emergency Process Change, expected results, expected duration of effectivity and probable ramifications if said emergency Process Change is not approved. Xicor shall provide approval/disapproval, via fax, within forty-eight (48) hours of receipt of Yamaha notification. Unless said emergency Process Change is approved by Xicor as a permanent Process Change, the process will, within the specified time authorization in the emergency process change notification, but in no case greater than one (1) week, revert back to the original process which was in effect prior to the emergency Process Change.

4.0     FORECAST AND COMMITMENT:

        4.1 On the twentieth (20th) day of each calendar month, Xicor shall provide to Yamaha a Forecast per Paragraph 2.3.2. The Forecast shall be used by Xicor to advise Yamaha of the Wafer and/or Device volumes required by Xicor. The first two months of the each Forecast will be detailed by week. The remaining months will be detailed by month. Yamaha will provide Xicor with a response in the form of a confirmation in writing to each Forecast by the last working day of each calendar month. The response shall contain a commitment schedule for all Wafers and/or Devices for the first two month periods.

        4.2 Upon receipt of the commitment schedule, Xicor shall either accept or reject the response within three (3) working days. If the committed Wafer and/or Device quantities are acceptable to Xicor, Xicor will provide Yamaha with Orders to support the agreed upon Wafers and/or Devices. If the committed Wafer and/or Device quantities are unacceptable to Xicor, both parties agree to negotiate in good faith until an acceptable resolution is reached. The production schedule agreed to by the parties, based on the Forecast and Yamaha's response, shall be dated, in written form, signed by the parties and shall represent a binding commitment for all firm Orders. Signature by facsimile is acceptable as proof of execution.

        4.3 Each Order shall obligate Xicor to purchase the Wafers and/or Devices per Order. Xicor also agrees to limit the extent of change to each subsequent Forecast for future months based on the parties previous month's Orders as follows: not more than 30% for the third month, 50% for the fourth month, 75% for the fifth month and 90% for the sixth month.


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                                                CONFIDENTIAL TREATMENT REQUESTED

        4.4 Yamaha will provide Xicor with actual weekly Wafer and/or Device completion's and weekly Wafer and/or Device shipment reports to be received at Xicor no later than 12:00 noon on the Monday for the previous weeks Wafer and/or Device activity.

        4.5 In case Yields drop below the minimum Yield rate as per Appendix C, Yamaha will use all reasonable efforts to expeditiously make up for the missing Wafer and/or Device deliveries.

5.0     YIELD, RELIABILITY AND QUALITY:

        5.1 Xicor shall have the right to test, monitor or sample any and all Wafers and Devices to ensure adherence to the Specifications contained in Appendix C. Any Wafer or Device failing to meet such Specifications may be returned to Yamaha in accordance with the procedure outlined below in Paragraph 5.2. In addition, and in the sole discretion of Xicor, Xicor may stop any or all further shipments of Wafer and/or Devices until such time as Yamaha can successfully demonstrated to Xicor, and in Xicor's sole determination, the root cause creating the non-adherence has been eliminated and all further Wafers and/or Devices shipped will meet the Specifications.

        5.2 Xicor shall conduct an analysis of any Wafers and/or Devices that fail to meet the Specifications contained in Appendix C. If the results of the failure analysis indicate to Xicor that the cause of such failure was the responsibility of Yamaha, then Xicor shall provide Yamaha with written notification of the failure and a copy of the failure analysis report. Upon completion of Yamaha's internal investigation, but no later than thirty (30) days after receipt of written notification, Yamaha shall provide Xicor with a Return Material Authorization (RMA) and Xicor may return the failed Wafers and/or Devices to Yamaha. All costs associated with the return of such defective Wafers or Devices, including but not limited to transportation, customs, duties or any other such cost, shall be the sole responsibility of Yamaha. Failure to return or give written notice of rejection of the Wafers or Devices within one (1) year after receipt of the Wafers or Devices by Xicor shall be considered to be an acceptance of the Wafers or Devices by Xicor. If Xicor does not follow the above outlined procedure, then the return period of failed Wafers and/or Devises is limited to three (3) months from the date of receipt of the Wafers and/or Devises by Xicor.

        5.3 The parties agree that the prices identified in Appendix B are specifically predicated upon (i) if Wafers are procured, then by the expected average Wafer/Device Yield by Device type contained in Appendix C, and (ii) if Devices are procured, then by the quantity of Good Devices delivered to Xicor.

               5.3.1 The price per Wafer (Appendix B) is based on an agreed upon Yield per Device type contained in Appendix C. Should the actual average Yield, as reported for all Wafers of the same Device type and delivered during any


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                                                CONFIDENTIAL TREATMENT REQUESTED

               particular Xicor accounting period exceed 5% or drop below 5% of the Yield per Appendix C, the price per Wafer will be adjusted upward or downward as per the formula in Appendix B.

               5.3.2 The price per Device (Appendix B) are based solely on a per Good Device basis.

6.0     PRICES, PAYMENTS AND TAXES:

        6.1 All prices, payments or charges pursuant to this Agreement shall be made in US dollars. Prices will be negotiated annually and will take into consideration any material fluctuations in the currency exchange rate that may have occurred. Agreed upon prices for Wafers and/or Devices, and any other items requiring payment, shall be listed in Appendix B. It is the expectation of Xicor that prices for Wafers and Devices using a given Process will decrease from year to year.

        6.2 All prices are FOB Narrita Airport. Yamaha shall be responsibile for transportation charge from Yamaha Semiconductor to Narrita Airport and for Japanese Customs clearance. Title to Wafers and/or Devices shall transfer to Xicor upon release from Japanese Customs to the Xicor designated freight forwarder in Japan. Yamaha shall be responsible for all freight charges prior to transfer of title.Xicor agrees to supply Yamaha with an appropriate tax exemption certificate if appropriate.

        6.3 Payment terms shall be net forty-five (45) days from receipt of a valid invoice by Xicor. Yamaha shall not send such invoices until Yamaha has shipped to Xicor the associated Wafers and/or Devices.

        6.4 Xicor shall have the right to either; (a) offset the cost on any future invoice, or (b) obtain a credit from Yamaha for any Wafer and/or Device returned to Yamaha under Paragraph 5.1 which has previously been invoiced and paid by Xicor.

        6.5 Each party shall be solely responsible for any and all taxes, levies or any other type of charges imposed upon them by their respective sovereign governments.

        6.6 During the course of this Agreement each party shall bear its own costs and expenses. Expenses shall mean such expenses as engineering materials, Fab costs, transportation and hotel expenses associated with travel and any other expenses required by the parties to meet their obligations under this Agreement.

7.0 ON-SITE INSPECTION: Xicor representatives shall be allowed to visit and tour Yamaha's fabrication and electrical test facilities during normal working hours upon reasonable notice to Yamaha. Yamaha shall keep electrical test records, process run cards, equipment usage


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                                                CONFIDENTIAL TREATMENT REQUESTED

status and Q/A results concerning the Wafers and Devices for three (3) years after such data is issued, and Xicor representatives shall be entitled to review such materials during such visits.

8.0     PROPRIETARY INFORMATION:

        8.1 Both Yamaha and Xicor agree that Proprietary Information of the other will remain the property of the disclosing party and will be used by them solely for the purpose of manufacturing Wafers and/or Devices hereunder. Such Proprietary Information shall be maintained by each party in confidence and to a degree equal to or higher than the parties maintain their own proprietary information of a similar nature. The parties agree that they will not disclose any Propriety Information to any third party without the prior written permission of the disclosing party and further agree that such Propriety Information will not be maintained on any internal computer network that is unsecured and can be accessed via the internet or any other outside computing system. The parties agree that all of their respective employees and consultants shall be subject to non-disclosure agreements no less protective of Proprietary Information than the provisions of this Agreement prior to such employees and consultants being allowed access to Proprietary Information.

        8.2 Upon termination or expiration of this Agreement for whatever reason, the receiving Party must (i) return to the other Party the original and all copies of any Proprietary Information of the disclosing Party, or (ii) destroy the originals and all copies of any Proprietary Information and provide certification of such destruction to the disclosing party, and (iii) at the disclosing Party's request, have one of its officers certify in writing that it will not make any further disclosure or use of such Proprietary Information and specifically will not manufacture or have manufactured for it any product incorporating such Proprietary Information.

        8.3 These confidentiality provisions as to any item of Proprietary Information shall survive the termination of this Agreement for a period of five (5) years from the date of termination of this Agreement.

        8.4 If Yamaha develops any process modifications or new processes as a result of this relationship with Xicor, and such process modifications or new processes are useable by Xicor, Xicor shall have the right to incorporate such process modifications or new processes in its C5 process. The parties further agree that if such process modifications or new processes are patentable, and both parties wish to pursue such patent, the parties shall equally share the cost of filing such patent, whether in the United States or Japan, and the parties shall become co-owners of such patents. If only one parties wishes to pursue such patent, then the pursuing party shall bear all costs and the non-pursuing party shall be granted a non-exclusive, royalty free license for such patent.

9.0     WARRANTY and ACCEPTANCE:


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                                                CONFIDENTIAL TREATMENT REQUESTED

        9.1 Yamaha warrants that Wafers and/or Devices delivered hereunder will meet the mutually agreed Specifications and shall be free from defects in material and workmanship under normal use and service for a period of one (1) year from the date of receipt from Yamaha's facility. If, during such one year period (i) Yamaha is notified with reasonable promptness in writing upon discovery of any defect in the Wafers and/or Devices, including a reasonably detailed description of such defect; (ii) and when physically available such Wafers and/or Devices are returned to Yamaha's facility, transportation prepaid; and (iii) Yamaha's reasonable examination of such Wafers and/or Devices discloses that such Wafers and/or Devices are defective and such defects are not caused by accident, abuse, misuse, neglect, improper installation, repair or alteration not authorized by Xicor, improper testing or use contrary to any reasonable instructions issued by Xicor, then within a reasonable time Yamaha shall, as mutually agreed, either repair, replace, or credit Xicor for such Wafers and/or Devices. Yamaha shall reimburse Xicor for the return transportation charges paid by Xicor for such Wafers and/or Devices. Yamaha shall return any Wafers and/or Devices repaired or replaced under this warranty to Xicor transportation prepaid. If replacement of any Wafer and/or Device is not practical, then Yamaha shall issue a credit to Xicor for the price paid by Xicor for the defective Wafers. The performance of this warranty does not extend the warranty period applicable to the Wafers and/or Devices originally delivered.

        9.2 Yamaha shall immediately advise Xicor whenever Yamaha has reason to believe that Wafer and/or Devices may not conform to the applicable Specifications.

10.0 NON-COMPETITION: Yamaha agrees that Yamaha will not compete with Xicor with products or semiconductor devices similar in nature to those sold by Xicor. In addition, Yamaha specifically agrees that it will not at any time use for its own purposes, or any other purpose other than those specified by this Agreement, any Xicor Proprietary Information, know-how of Xicor's, or the Xicor C5 process technology unless specifically evidenced by a separate technology licensing agreement properly executed by Xicor.

11.0 INDEMNIFICATION:

        11.1 Each party (the "Indemnifying Party") agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against the other party (the "Indemnified Party") or its customers on the issue of infringement of any United States or other country patent, copyright, trade secret, trademark, or other intellectual property right with respect to Xicor, the design of the Wafer, Device or the C5 wafer process technology to the extent contributed by Xicor, or, as to Yamaha, the wafer process to the extent contributed by Yamaha, subject to the limitations hereinafter set forth. The Indemnifying Party shall have sole control of any such action or settlement negotiations, and the Indemnifying Party agrees to pay, subject to the limitations hereinafter set forth, any final judgment or settlement entered against the Indemnified Party or its customer on


                                       12
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                                                CONFIDENTIAL TREATMENT REQUESTED

        such issues in any such suit or proceeding defended by the Indemnifying Party. The Indemnified Party agrees that the Indemnifying Party shall be relieved of the foregoing obligations unless the Indemnified Party or its customers notify the Indemnifying Party promptly in writing of such claim, suit or proceeding and give the Indemnifying Party authority to proceed as contemplated herein, and, at the Indemnifying Party's expense (except for the value of the time of the Indemnified Party's employees), gives the Indemnifying Party proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. The Indemnifying Party shall not be liable for any costs or expenses incurred by the Indemnified Party without its prior written authorization.

        11.2 The foregoing provisions of this Article state the entire liability and obligations of the Indemnifying Party and the exclusive remedy of the Indemnified Party, with respect to any alleged infringement of patent, copyright, trade secret, trademark or other intellectual property right by the Wafer, process, or any part thereof.

12.0 TERM:

        12.1 This Agreement shall come into force on the Effective Date and shall remain in force for a period of five (5) years from the Effective Date, unless terminated earlier in accordance with Paragraph 16 below.

        12.2 This Agreement may be renewed for an additional period under terms and conditions agreeable to both parties hereof.

13.0 EXPORT CONTROLS: Yamaha will not export, re-export, transship, or transmit, directly or indirectly, (collectively "Export"), any data, designs, programs, hardware, or technical information of any kind acquired hereunder, or any direct product thereof to any country to which such Export is limited, or prohibited by the United States Government or any law, regulation, agency or executive thereof, including without limitation, the Export Administration Regulations of the US Department of Commerce. This Agreement is subject to compliance with all applicable export and import laws and regulations and the parties agree to cooperate in complying therewith. Yamaha agrees to indemnify Xicor for any fees, fines or penalties imposed on Xicor by the United States Government as a result of Yamaha's breach or violation of this provision. Xicor shall provide Yamaha with information regarding the Export Administration Regulations of the U.S. Department of Commerce.

14.0 PUBLICITY: No public announcement concerning this Agreement shall be made by either party hereto without the prior written consent of the other which shall not be unreasonably withheld. It is understood that Xicor may have obligations under financial and United States Security and Exchange regulations to publicly announce this Agreement.


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                                                CONFIDENTIAL TREATMENT REQUESTED

15.0 NON-DISCLOSURE OF TERMS AND CONDITIONS: Neither party shall, without first obtaining the written consent of the other party, disclose the terms, conditions or subject matter of this Agreement, unless, in the good faith judgment of the disclosing party, such disclosure is; (I) in response to a valid court order, in which case the party making the disclosure pursuant to the valid court order shall first have informed the other party and made reasonable efforts to obtain a protective order requiring that the information or document so disclosed be used only for the purpose for which the order was issued, or (ii) as may be otherwise required by law, rules or government regulations or other governmental body of the United States, Japan or any political subdivisions thereof; provided that the disclosing party requests confidential treatment by the appropriate governmental agency, or (iii) necessary to establish the parties rights under this Agreement.

16.0    TERMINATION:

        16.1 Either party may terminate this Agreement for default of any of the terms and conditions of this Agreement by the other party, providing proper notice of default is given and the defaulting party is provided with sixty (60) days after receipt of the notice to correct the defaulting condition.

        16.2 The parties agree that each party shall have the right to terminate this Agreement by giving written notice of termination to the other party at any time on or after the filing by the other party of a petition in bankruptcy or insolvency.


17.0. SURVIVAL OF PROVISIONS: The provisions of Paragraphs 8, 9, 10, 11, 13, 14, 15, 17, 23, 24, 25, 26, 27, 28, and 29 shall survive the termination or expiration of this Agreement.

18.0. SEVERABILITY: If any provision of this Agreement, or the application hereof to any situation or circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision to situations or circumstances other than those as to which it is invalid or unenforceable, shall be intact; and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. In the event of such partial invalidity the parties shall seek in good faith to agree on replacing any such legally invalid provisions with provisions, which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision.

19.0. FORCE MAJEURE:Neither of the parties shall be liable in any manner for failure or delay in the fulfillment of all or any part of this Agreement directly or indirectly owing to Acts of God, governmental orders or restrictions, war, threat of war, war-like conditions, hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, strike, lockout, plague, fire, flood, earthquake or any other cause or other circumstances beyond the affected party's control. Each of the parties shall take all reasonable steps to minimize the effect of force majeure upon it until such effect of force majeure has abated. Notice of any occurrence of force majeure affecting either party shall be given to the other party as soon as possible together with evidence thereof and the expected duration of the period for which performance hereunder shall be delayed.


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                                                CONFIDENTIAL TREATMENT REQUESTED

20.0. ASSIGNMENT OR TRANSFER: This Agreement, and all rights and obligations hereunder, shall not be assigned by a party hereto to any third party or parties without a prior written consent of the others party hereto; provided, however, that no such prior written consent shall be required for any assignment of this Agreement in its entirety by one of the parties to a successor-in-interest of such party as a result of any merger or consolidation involving such party or a sale by such party of substantially all of its assets, provided, that such successor shall promptly agree in writing to be bound by all of the terms and conditions of this Agreement, or any modifications hereof.

21.0. RELATIONSHIP OF THE PARTIES:The parties to this Agreement have the relationship of independent contractors. Nothing herein shall be construed to create any form of agency relationship or to authorize either party to bind the other in any matter.

22.0 NOTICES: Any notices hereunder shall be given in writing by registered or certified mail at the respective addresses listed below or at another address which is specified by written notice.

   If to Xicor:                     If to Yamaha:
   Xicor, Inc.                      Yamaha Corporation Semiconductor Division
   1511 Buckeye Drive               203 Matsunokijima, Toyooka-mura Iwata-gun,
   Milpitas, CA 95035, USA          Shizuoka-ken, 438-01, Japan
   Attn:  Director of Contracts     Attn: General Manager

23.0 LANGUAGE: This Agreement is in the English language only, which language shall be controlling for all purposes. All proceedings related to the performance, enforcement, interpretation, termination or breach of this Agreement, and all evidence presented therein, shall be in English.

24.0 GOVERNING LAW:This Agreement shall be governed by the laws of the State of California, except for the resolutions of disputes as provided in Paragraph 25.0 hereof.

25.0 DISPUTE RESOLUTION: In the event of any dispute, claim or question arising out of this Agreement or breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or difference. To this effect they shall mutually consult and negotiate in good faith and understanding to reach a just and equitable solution with sincerity. In the event that the dispute, controversy or difference is not so settled in the above manner within three (3) months, then the matter shall be finally settled by arbitration (i) if Yamaha demands arbitration, it shall be in Santa Clara, California, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce and under the laws of California, without reference to conflict of laws principles, or (ii) if Xicor demands arbitration, it shall be in Tokyo, Japan, in accordance with the Rules of Conciliation and Arbitration of the Japan Commercial Arbitration Association and under the laws of Japan. In any such arbitration, Xicor will appoint


                                       15
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                                                CONFIDENTIAL TREATMENT REQUESTED

one arbitrator, Yamaha will appoint one arbitrator, and the two arbitrators appointed will select a third arbitrator. Either party hereto may object to any arbitrator who is an employee of or affiliated with any competitor of either party hereto. The decision of the three arbitrators shall be final and binding and may be entered as a judgment by a court of competent jurisdiction. Each side shall bear half the cost of the arbitration.

26.0 TITLES:The titles of all Paragraphs contained in this Agreement are for interpretation convenience and reference only and shall not in any way affect the interpretation hereof.

27.0 ENTIRE AGREEMENT: This Agreement supersedes all documents or arrangements in respect to the subject matter hereof, including any Letter of Intent previously concluded by the parties, and evidences the entire Agreement of the parties hereto. This Agreement cannot be changed, modified or supplemented except in writing signed by the duly authorized officer or representative of each of the parties hereto.

28.0 THIS AGREEMENT CONTROLS: The terms and conditions of this Agreement shall control all sales of Wafers and/or Devices hereunder, and any additional or different terms or conditions in either party's purchase order, Orders, responses to Orders, acknowledgment, or similar document shall be of no effect.

29.0 GOVERNMENT APPROVALS: Yamaha represents and warrants that no consent or approval of any governmental authority is required in connection with the valid execution and performance of this Agreement except as set forth in Paragraph
1.10. Yamaha will be responsible for timely filings of this Agreement with all necessary Japanese government agencies.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, each of which shall be considered as an original, by their respective duly authorized representatives as of the date first above written.

XICOR, INC.                             YAMAHA CORPORATION

BY:    /s/ Raphael Klein                BY:    /s/ K. Ishimura
       ----------------------------            ---------------------------------
TITLE: President                        TITLE: Senior Managing Director
       ----------------------------            ---------------------------------
DATE:  February 6, 1997                 DATE:  February 5, 1997
       ----------------------------            ---------------------------------


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                                                CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX A

                                   LEAD-TIMES

C5 CYCLE TIME

        Mean cycle time (a.k.a. TAT): The Mean Cycle Time for product processing and distribution shall be * for the C5.6 products. The statistical representation of this is shown below:

               MEAN TAT + 2 SIGMA <= *.

        This would correspond to some * % of the wafers to be shipped from e-test to Xicor for sorting in the 6 month period.


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                                                CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX B

                                     PRICING

B1:  Wafer Pricing:  (including raw wafer costs)

        C5.6 TECHNOLOGY:  (YKS as P11) = $* per wafer

        o 256K Xicor product in Table 1 belongs to this technology class.

        C5.63 TECHNOLOGY: (YKS as P12) = $* per wafer.

        o All the other products shown in Table 1 belong to this technology.

B2:  WAFER PRICE CALCULATIONS:

        TIMING: Once every 6 months. These calculations are inspired by two things:

                1. Yield improvements made by YKS are to be awarded with better wafer price,

                2. Yield improvements made are to be shared by the two companies.

        CALCULATION: Every 6 months, Xicor will calculate the actual yield percentage and compares to the target as set forth in Table 1.

        Table 1: Starting "target" wafer sort yield percentages for Xicor products to be used for price calculations.

                      Density         Wafer Sort Yield Percentages
                      -------         ----------------------------
                         64K                     *%
                         32K                     *%
                         16K                     *%
                        256K                     *%

               o If the average wafer yield percentage of the total number of wafers shipped in the previous 6 months is on target, the wafer price for the next 6 months stay the same.


               o If the actual wafer yield percentage is different than the target values, the difference will be shared by Xicor and Yamaha and a new wafer price will be established for the next 6 month period based on the following example:


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                                                CONFIDENTIAL TREATMENT REQUESTED

                               Appendix B (con't)

Table 2: Examples of wafer price calculations for a 256K Xicor part foundered by YKS.

-----------------------------------------------------------------------------------------------------------------------------
# OF WFRS      AVAILABLE DIE      ACTUAL %     TOTAL AVAILABLE   TOTAL PURCHASE   ACTUAL DIE                  WAFER PRICE FOR
                PER WAFER                            DIE            AMOUNT ($)    PRICE ($/DIE)               FOR NEXT 6 MO.S
    (*)             (*)             (*)              (*)             $400,000           (*)                         (*)

    (*)             (*)             (*)              (*)             $400,000           (*)       (*)               (*)

    (*)             (*)             (*)              (*)             $400,000           (*)       (*)               (*)
-----------------------------------------------------------------------------------------------------------------------------

o This formula is to remain in effect starting in 1998, continuing in 1999, and finishing at the end of 2000.


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                                                CONFIDENTIAL TREATMENT REQUESTED


                                   APPENDIX C

                                 SPECIFICATIONS

C1: Wafer Specifications: Xicor specification number 00-W-0007

C2: Device Specifications: Xicor specification number 020512 (E Test limits)

C3: Quality and Reliability Specifications: Xicor specifications numbers:
06020110, 06020101, 06020311 and 06020324.

C4: Wafer Yield: Yield targets are established in Table 1, Appendix B. Any Wafer yielding less than -3 sigma from the demonstrated six month wafer sort yield average will be scrapped.


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                                                CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX D

                   WAFER FOUNDRY QUALIFICATION AND MONITORING

Xicor Specification number 06020116